Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 27, 2023 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the second quarter ended June 30, 2023 with the following highlights:

●	Sales of $42.7 million representing a 32.9% year-over-year increase
●	Operating income of $3.7 million compared to $0.8 million for the 2022 second quarter
●	Adjusted EPS of $0.29 compared to $0.03 for the 2022 second quarter
●	Adjusted EBITDA of $6.3 million or 14.7% of sales versus $2.2 million or 6.8% last year
●	Backlog increase to $110.9 million, the highest level in the Company’s history

“Driven by surging demand from our government/defense and medical customers, we delivered a 33% year-over-year sales increase to $42.7 million for the second quarter. Leveraged by a sequential improvement in gross margin and disciplined spending, operating profit more than quadrupled from the year-earlier quarter to $3.7 million, the highest level since the third quarter of 2010. With backlog increasing to $110.9 million and durable demand across our diverse end markets, the near-term highest priority remains to recapture gross margin through continued execution of price realization activities, qualification of alternate component suppliers, and lean manufacturing initiatives,” said Mike Manna, President and Chief Executive Officer. “These actions position us to deliver high-quality, sustainable profitable growth for 2023 generating incremental cash flow to pay down our acquisition debt and further invest in our businesses. We continue to strengthen our relationships with our key customers using our global new product development and sales resources to support future growth in target markets.”

Second Quarter 2023 Financial Results

Revenue was $42.7 million, an increase of $10.6 million, or 32.9%, as compared to revenue of $32.1 million for the second quarter of 2022. Overall, government/defense sales increased 111.5% and commercial sales increased 9.2% over the 2022 period. Battery & Energy Products sales increased 12.3% to $33.9 million, compared to $30.1 million last year, reflecting increases of 26.6% in government/defense sales, 25.2% in medical battery sales, and 17.9% in oil & gas market sales, partially offset by an 18.8% decrease in other commercial sales. Communications Systems sales increased more than four-fold to $8.8 million compared to $2.0 million for the same period last year, primarily attributable to shipments of vehicle-amplifier adaptors to a global defense contractor for the U.S. Army and of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor under an ongoing allied country government/defense modernization program. Our total backlog exiting the second quarter was $110.9 million representing a 40.1% increase over the comparable period last year with $76.4 million of the total backlog due to ship over the remaining six months of 2023. Total backlog increased $2.8 million or 2.6% compared to the backlog exiting the first quarter.

Gross profit was $10.6 million, or 24.8% of revenue, compared to $7.6 million, or 23.8% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 22.3%, compared to 23.7% last year, primarily due to lingering inefficiencies resulting from the first quarter cyber-attack, disposition of certain non-conforming materials and continued investments in the transition of new products to high volume production, partially offset by improved price realization. Communications Systems gross margin was 34.5% compared to 24.9% last year, primarily due to higher factory volume and favorable product mix.

Operating expenses were $6.9 million, the same as that reported for the 2022 second quarter. Operating expenses were 16.2% of revenue compared to 21.3% of revenue for the year-earlier period.

The combination of higher gross profit and flat operating expenses resulted in a $2.9 million increase in operating income to $3.7 million from $0.8 million last year.

Other income, reported below operating income, includes an Employee Retention Credit (“ERC”) for $1.5 million under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020 and the American Rescue Plan of 2021 which was filed with the Internal Revenue Service during the second quarter of 2023.

Net income was $3.3 million or $0.21 per diluted share on a GAAP basis, compared to net income of $0.5 million or $0.03 per diluted share for the second quarter of 2022. Adjusted EPS was $0.29 on a diluted basis for the second quarter of 2023, compared to $0.03 for the 2022 period. Adjusted EPS excludes the provision for deferred taxes of $1.3 million which primarily represents non-cash charges for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $6.3 million for the second quarter of 2023, or 14.7% of sales, including the ERC, compared to $2.2 million, or 6.8% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI05d612e50dae4c4f91cf91687da98603. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	June 30,	December 31,
	2023	2022
Current Assets:
Cash	$8,283	$5,713
Trade Accounts Receivable, Net	28,630	27,779
Inventories, Net	46,063	41,192
Prepaid Expenses and Other Current Assets	4,850	4,304
Total Current Assets	87,826	78,988

Property, Plant and Equipment, Net	21,122	21,716
Goodwill	37,501	37,428
Other Intangible Assets, Net	15,552	15,921
Deferred Income Taxes, Net	11,084	12,069
Other Non-Current Assets	2,307	2,308

Total Assets	$175,392	$168,430

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$18,541	$16,074
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,320	2,890
Accrued Expenses and Other Current Liabilities	6,342	7,949
Total Current Liabilities	29,203	28,913
Long-Term Debt, Net	22,642	19,310
Deferred Income Taxes	1,876	1,917
Other Non-Current Liabilities	1,996	1,887
Total Liabilities	55,717	52,027

Shareholders' Equity:
Common Stock	2,059	2,057
Capital in Excess of Par Value	187,758	187,405
Accumulated Deficit	(44,957)	(47,951)
Accumulated Other Comprehensive Loss	(3,846)	(3,750)
Treasury Stock	(21,484)	(21,484)
Total Ultralife Equity	119,530	116,277
Non-Controlling Interest	145	126
Total Shareholders’ Equity	119,675	116,403

Total Liabilities and Shareholders' Equity	$175,392	$168,430

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Revenues:
Battery & Energy Products	$33,861	$30,140	$62,331	$59,290
Communications Systems	8,831	1,986	12,277	3,209
Total Revenues	42,692	32,126	74,608	62,499

Cost of Products Sold:
Battery & Energy Products	26,318	22,989	48,276	45,418
Communications Systems	5,786	1,491	8,308	2,477
Total Cost of Products Sold	32,104	24,480	56,584	47,895

Gross Profit	10,588	7,646	18,024	14,604

Operating Expenses:
Research and Development	1,778	1,672	3,810	3,529
Selling, General and Administrative	5,145	5,181	10,523	10,577
Total Operating Expenses	6,923	6,853	14,333	14,106

Operating Income	3,665	793	3,691	498

Other Income (Expense)	1,058	(115)	564	(232)
Income Before Income Taxes	4,723	678	4,255	266

Income Tax Provision (Benefit)	1,375	170	1,242	(81)

Net Income	3,348	508	3,013	347

Net Income (Loss) Income Attributable to Non-Controlling Interest	8	(4)	19	3

Net Income Attributable to Ultralife Corporation	$3,340	$512	$2,994	$344

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.21	$.03	$.19	$.02

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.21	$.03	$.19	$.02

Weighted Average Shares Outstanding – Basic	16,141	16,129	16,138	16,116

Weighted Average Shares Outstanding – Diluted	16,144	16,149	16,141	16,141

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP.  Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net Income Attributable to Ultralife Corporation	$3,340	$512	$2,994	$344
Adjustments:
Interest Expense, Net	440	177	864	311
Income Tax Provision (Benefit)	1,375	170	1,242	(81)
Depreciation Expense	760	819	1,522	1,635
Amortization Expense	227	323	436	651
Stock-Based Compensation Expense	154	184	293	373
Cyber-Insurance Policy Deductible	-	-	100	-
Non-Cash Purchase Accounting Adjustment	-	-	-	55
Adjusted EBITDA	$6,296	$2,185	$7,451	$3,288

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance.   We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis.  We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future.  We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP.  Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	June 30, 2023			June 30, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$3,340	$.21	$.21	$512	$.03	$.03
Deferred Tax Provision	1,278	.08	.08	27	-	-
Adjusted Net Income	$4,618	$.29	$.29	$539	$.03	$.03

Weighted Average Shares Outstanding		16,141	16,144		16,129	16,149

	Six-Month Period Ended
	June 30, 2023			June 30, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$2,994	$.19	$.19	$344	$.02	$.02
Deferred Tax Provision (Benefit)	888	.05	.05	(375)	(.02)	(.02)
Adjusted Net Income (Loss)	$3,882	$.24	$.24	$(31)	$.00	$.00

Weighted Average Shares Outstanding		16,138	16,141		16,116	16,141

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com